Exhibit 5.1

                            ALEXANDER E. KUHNE, P.C.
                          ATTORNEY AND COUNSELOR AT LAW
                         330 EAST MAPLE ROAD, SUITE 289
                         BIRMINGHAM, MICHIGAN 48009-6313
              248.644.4539 * FAX 248.646.8337 * LEXKUHNE@GMAIL.COM

                               September 10, 2012

Liberty Coal Energy Corp.
99 - 18th Street, Suite 3000
Denver, Colorado 80202

     RE:  Liberty Coal Energy Corp.
          Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, I have examined the Registration Statement on Form S-8, together with exhibits thereto (the "Registration Statement"), to be filed by Liberty Coal Energy Corp., a Nevada corporation (the "Company"), relating to its registration of 15,000,000 shares of its Common Stock, $.001 par value per share (the "Shares"), issuable in connection with the 2013 Equity Compensation Plan (the "Plan") of the Company. I am familiar with the proceedings undertaken by the Company in connection with the issuance of the Shares under the Plan, and such questions of law and fact, as I have deemed necessary in order to express the opinion hereinafter stated.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized, and upon issuance of the Shares under the terms of the Plan and delivery and payment therefore of legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very Truly Yours,


                                          /s/ Alexander E. Kuhne, P.C.
                                          --------------------------------------
                                          Alexander E. Kuhne